EXHIBIT 2.5

AMENDMENT AND WAIVER

This Amendment and Waiver (this “Amendment”) is entered into by and among IMPCO Technologies, Inc., a Delaware corporation (“Impco”) and Mariano Costamagna, Pier Antonio Costamagna, Bruna Giachino and Carla Borgogno, each a natural person and a resident of the Italian Republic (collectively, the “Sellers”) as of April 30, 2003. Capitalized terms used herein and not otherwise defined shall have the meanings assigned in Section 1.

RECITALS

A. Impco and the Sellers entered into an Option Agreement dated October 3, 2002 by and among Impco and Sellers (the “Option Agreement”) providing for the option of Impco (the “Option”) to purchase from the Sellers collectively a 50% equity interest in B.R.C. Società a Responsabilita Limitatà (“BRC”), a limited liability company formed under the laws of the Italian Republic. Terms used herein and not otherwise defined shall have the meanings assigned in the Option Agreement and the Contracts (as that term is defined in the Option Agreement).

B. In consideration for the granting of the Option, Impco: (i) advanced a cash payment equal to one million five hundred thousand United States Dollars (US$1,500,000) (the “Initial Cash Payment”); and (ii) agreed to issue to the Sellers a total of 2,309,469 shares of Impco’s common stock (the “Impco Shares”) on or before November 28, 2002. The number of Impco Shares to be issued in connection with the Option was based upon an estimated value of $4.33 per share, which the parties believed approximated the market value of Impco common stock at the time the Option Agreement was negotiated.

C. The Impco Shares were issued in reliance upon an exemption from registration under United States securities laws afforded by the exemption for private placements of securities under Section 4(2) of the Securities Act of 1933, as amended, and the exemption for sales to non-U.S. persons under Regulation S of the Securities Act. Subsequently the parties agreed in an Agreement dated December 15, 2002 (the “December Agreement”) to provide for registration of the Impco Shares under the Securities Act such that the restrictions applicable under Section 4(2) and Regulation S would no longer limit the Sellers’ sales of such shares.

D. A total of 646,652 of the Impco Shares were intended to be freely salable by the Sellers at issuance notwithstanding the restrictions imposed upon the remaining Impco Shares by that certain Lockup Agreement dated October 3, 2002. From November 29, 2002, the date the Impco Shares were issued, until March 13, 2003, the effective date of the registration statement covering the Sellers’ resale of the Impco Shares, the market price of Impco’s common stock declined such that the last reported sale price on the Nasdaq National Market System on March 13, 2003 was $2.95 per share. The share price continued to decline during the course of the ministerial acts taken to reissue the certificates representing the Impco Shares without the restrictive legends described in Recital C above.

E. In addition to amendments and waivers to the Option Agreement contained in the December Agreement, the parties amended the Option Agreement on various occasions to provide extensions of the exercise date for the Option, and Impco made certain payments to the

Sellers in connection with such extensions. The initial payment of the exercise price paid, on or about April 18, 2003. The Option was formally exercised on, and the Execution Date was determined to be, May 8, 2003.

F. The parties now desire to provide (a) for additional shares of Impco common stock to be issued to the Sellers if the average market price thereof (as described herein) remains below $4.33 per share as of the Final Payment Date; and (b) to provide for a registration right in favor of Sellers respecting any additional shares so issued; and (c) to waive and discharge any non-performance among the parties that occurred or might be alleged to have occurred in connection with the acquisition, performance and exercise of the Option Agreement and the agreements contemplated thereby

The parties therefore agree as follows.

AGREEMENT

1. Definitions.

“Additional Shares” shall have the meaning assigned in Section 4.

“Average Share Price” shall mean the average daily price reported as the last sale price for Impco’s common stock on the Nasdaq Stock Market for each of the ten (10) trading days ending on the fifth day before the Final Payment Date. A day on which no shares of Impco common stock are reported as traded shall not be included for purposes of calculating the ten (10) trading days referenced in the preceding sentence.

“Final Payment Date” shall mean the date on which Impco pays to the Sellers the Deferred Portion of the Purchase Price amounting to $7,000,000, which date is to be on or before September 30, 2003.

“Related Documents” shall mean the following documents respecting the granting and the exercise of the Option and the transactions contemplated thereby: the Irrevocable Instructions dated October 3, 2003 among Impco, the Sellers, and Cititrust S.p.A., as fiduciary company; the Sale and Purchase Agreement among Impco and the Sellers in the form contemplated by the Option Agreement; the Shareholder Agreement among Impco and the Sellers in the form contemplated by the Option Agreement; the Lockup Agreement in the form contemplated by the Option Agreement; and the December Agreement.

2. Amendment of Agreement. The definition of “Impco Shares” set forth in Recital B and Section 1 of the December Agreement and Section 3.6 of the Option Agreement shall be amended to include any Additional Shares issued pursuant to Section 3 hereof. In accordance with Section 5.1 of the December Agreement, Impco shall undertake on or before October 15, 2003 to register the Additional Shares for resale by the Sellers; provided that (i) such undertaking shall have been satisfied if Impco either (I) amends the registration statement Form S-3/A declared effective on March 13, 2003 (SEC File No. 333-102068) to include the Additional Shares; or (II) includes such Additional Shares in a registration statement filed on or after the Final Payment Date, whether such registration statement relates to a primary issuance of securities by Impco, to a resale by any other person, or solely to a resale of the Additional Shares by the Sellers; and (ii) no breach of the obligation to undertake such registration shall be deemed to have occurred if (I) Impco files such registration statement on or before October 15, 2003; (II) Impco acts diligently to cause the same to be declared effective promptly thereafter; and (III) such registration statement is declared effective, and the shares subject thereto shall have been issued to the Sellers without restrictive legend, on or before December 31, 2003. Without limiting the generality of this paragraph, the undertakings (including without limitation undertakings of Impco with respect to registration fees and expenses), representations, warranties and indemnities of each of the parties to the December Agreement shall be deemed to include the Additional Shares, and shall be deemed to be effective as of the date of issuance of any Additional Shares and as of the date any such registration statement, amendment or prospectus thereto is filed with or declared effective by the Securities and Exchange Commission.

3. Issuance of Additional Shares. In the event the Average Share Price as of the Final Payment Date shall be less than $4.33 per share, then on or before November 15, 2003 Impco shall issue the Additional Shares, if any, to the Sellers. The Additional Shares shall be apportioned among the several Sellers in the same proportions in which the original Impco Shares were apportioned; provided that Impco shall not be required to issue fractional shares and may round fractional shares to the nearest whole number. The Additional Shares are issued pursuant to the exemptions from registration afforded by Regulation S promulgated under the Securities Act, and in connection therewith, and without limiting the generality of Section 2 of this Amendment, the Sellers reaffirm the representations, warranties and covenants made in Section 3 of the December Agreement.

4. Determination of Additional Shares. For purposes of this Amendment the term “Additional Shares” shall mean a number of shares of Impco common stock determined as follows and rounded to the nearest whole number: the quotient of (a) the product of (i) the positive difference, if any, of $4.33 minus the Average Share Price, multiplied by (ii) 646,652, divided by (b) the Average Share Price. If the result of clause (i) of the preceding sentence yields a negative number the number of Additional Shares shall be zero.

5. Cash Payment in Lieu of Additional Shares. As an alternative to issuance of Additional Shares, Impco shall have the option to pay on or before October 15, 2003 an amount in cash equal to the product of (a) the positive difference, if any, of $4.33 minus the Average Share Price, multiplied by (b) 646,652. Such payment shall be made by a single wire transfer of immediately available funds to an account of the Sellers designated by them. The Sellers agree that the allocation among them of any such cash payment shall be in an amount proportionate to the allocation of Additional Shares as contemplated by Section 3 above.

6. Release of Liability. Sellers hereby release and hold Impco harmless from any and all claims, demands, causes of action, damages, debts, liabilities, costs and expenses, whether now known or unknown, suspected or unsuspected, contingent or certain, arising from (a) any decline in the value of the Impco Shares from November 29, 2002 (the date of delivery of the Impco Shares) and March 13, 2003 (the date the Form S-3/A registering the Impco Shares was declared effective) or (b) any acts or omissions by Impco with respect to the performance or nonperformance of obligations under the Option Agreement, the December Agreement, and the instruments, agreements and documents contemplated by each of them (collectively, the

“Transaction Documents”) prior to the date hereof. Sellers also hereby acknowledge and declare that Impco is not and has not been in breach of, and there has not arisen any event of default under, any of the Transaction Documents.

7. Effect of Amendment. All references to “this Option Agreement” in the Option Agreement shall mean the Option Agreement as amended hereby. Except as expressly amended hereby, all terms and conditions of the Option Agreement shall continue in full force and effect. All references to “this Agreement” in the December Agreement shall mean the December Agreement as amended hereby. Except as expressly amended hereby, all terms and conditions of the December Agreement shall continue in full force and effect.

8. Counterparts. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

Each party has caused this Amendment to be duly executed personally or by its duly authorized officer or representative on the date first above written.

IMPCO

IMPCO Technologies, Inc.

By:
Robert M. Stemmer, President and Chief Executive Officer

SELLERS

Mariano Costamagna

Pier Antonio Costamagna

Bruna Giachino

Carla Borgogno

4